EXHIBIT 10.10

PORTIONS OF THIS DOCUMENT INDICATED BY AN ++ HAVE BEEN OMITTED
AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT
TO A REQUEST FOR CONFIDENTIAL TREATMENT OF SUCH INFORMATION.

MERCHANTS@AMAZON.COM PROGRAM AGREEMENT

(Cover Page)

Seller:	PC UNIVERSE, INC., a Nevada corporation
Seller Sales Channel(s):	www.pcuniverse.com
Referral Fees	++
Seller’s Notice Address:	PC UNIVERSE, INC. 504 NW 77th St. Boca Raton, FL 33487 Facsimile: (561) 953-0381 Attn: James Ensten
Amazon’s Notice Address:	Amazon Services LLC 920 Incline Village, Suite C Incline Village, NV 89451 Facsimile: (775) 833-4491 Attn: Asst. Secretary	With a copy to: Amazon.com, Inc. 1200 12th Avenue South, Suite 1200 Seattle, WA 98144-2734 Facsimile: (206) 266-7010 Attn: General Counsel
Attachments	Program Terms & Conditions Tax Services

Renewal Information (If Applicable)

Previous Agreement:	Previous Agreement Title: N/A Previous Agreement Seller Entity: N/A Previous Agreement Effective Date: N/A
Renewal Effective Dare:	N/A

This Merchants@Amazon.com Program Agreement (this “Agreement” is made and entered into by and between Amazon Services LLC, A Nevada limited liability company (f/k/a Amazon Services, Inc., and successor in interest to Amazon.com Payments, Inc.) (“Amazon”), and the “Seller” specified above. Amazon and Seller are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.” This Agreement consists of this cover page together with the “Attachments” specified above or otherwise executed by both Parties concurrent with the execution hereof and referencing this Agreement. This Agreement is not an offer by Amazon and is not effective unless and until executed by both parties. For good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, each of Amazon and Seller hereby agree to all terms of this Agreement effective as of the later of the date this Agreement becomes fully executed or, if specified, the Renewal Effective Date specified above (“Effective Date”). This Agreement may be executed by facsimile and in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. By signing below the person executing this Agreement on Seller’s behalf represents and warrants to Amazon that (i) Seller is accurately identified above, and is duly organized as specified above, validly existing, and in good standing in, the state specified above, and (ii) he or she has the authority to execute this Agreement on the Seller’s behalf, and to bind Seller to the terms and conditions herein.

Amazon Services, LLC Signature: /s/ Todd Sherman Name: Todd Sherman Title: Director, Channel Sales Date Signed: 7/27/06	PC UNIVERSE, INC. Signature: /s/ Thomas M. Livia Name: Thomas M. Livia Title: President/CEO Date Signed: 7/24/06

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ATTACHMENT TO MERCHANTS@AMAZON.COM PROGRAM AGREEMENT

Program Terms & Conditions

Section 1.          Seller Product Listings and Orders

1.1

Products and Product Information Seller will: (a) provide to Amazon Required Product Information for each product that Seller makes available for listing for sale through the Amazon.com Site; (b) ensure that all information (including product category information) provided with respect to each Seller Product is at all times current, accurate, complete, and relevant to such product; and (c) ensure that the Seller Materials, Seller Products (including there packaging) and Seller’s offer and sale thereof comply with all applicable Laws (including all marking and labeling requirements) and do not contain any defamatory, obscene or sexually explicit (except to the extent expressly permitted under Amazon published guidelines) materials. Notwithstanding any provision of this Agreement, Seller will not: (y) provide any information for, or otherwise seek to list for sale on the Amazon.com Site, any Excluded Products; or (z) provide any URL Marks for use or request that any URL Marks be used on the Amazon.com Site.

1.2

Product Listing and Merchandising. Subject to the terms of the Agreement (including Seller’s right to determine Purchase Prices), commencing on the Launch Date Amazon will list Seller Products for sale on the Amazon.com Site and conduct merchandising and promotion of Seller Products as determined by Amazon (including via the Amazon Associated Properties or any other functions, features, advertising, or programs on or in connection with the Amazon.com Site). Seller acknowledges and agrees that Amazon may implement mechanism that rate and/or allow Persons to rate and provide feedback regarding Seller Products, Seller and/or Seller’s Performance and Sellers consents to Amazon making such rating and other feedback publicly available.

1.3

Order Processing; Remittance of Sales Proceeds. For each Seller Product sold through the Amazon.com Site, Amazon will make available to the Seller the Order Information as the same was received by Amazon or resulting from address verification and will (and will have exclusive rights to ) collect all Sales Proceeds. Amazon will remit to seller on a weekly basis all Sales Proceeds collected by Amazon but not previously remitted to Seller as of the date that is two (2) business day prior to the date of remittance (the “Remittance Calculation Date”), less the Referral Fees due in connection with such sums.

1.4

Credit Card Fraud. Amazon will bear the risk of credit card fraud (i.e., fraudulent purchases arising from the unauthorized use of credit card information) occurring in connection with Seller Transactions, except with respect to Seller Transactions that Seller does not fulfill strictly in accordance with the Order Information and Shipment Information. Amazon may in its sole discretion withhold for investigation, refuse to process, restrict shipping destinations for and/or cancel any seller transaction. Seller will stop and/or cancel orders of Seller Products (or if Seller has transferred Seller Products to the applicable carrier or shipper therefore, will sue commercially reasonable efforts to stop and/or cancel delivery by such carrier or shipper) if Amazon so requests, and, in such instances in which an order or delivery is stopped or canceled, if the customer has already been charged, Seller will refund such customer therefore in accordance with Section 2.2.

Section 2.          Sale and Fulfillment, Refunds and Returns

2.1

Sale and Fulfillment. Seller will: (a) source, sell, fulfill, ship and deliver all Seller Products in accordance with the terms of the applicable Order Information, this Agreement, all applicable terms provided by Seller and displayed on the Amazon.com Site (including Shipment Information) at the time of the applicable order, all applicable Laws, and, with respect to any digitally distributed product (e.g. downloadable media) or gift card, gift certificate or other stored value instrument product, all applicable Amazon published guidelines; (b) retrieve Order Information at least once each business day; (c) not cancel any Seller Transaction except as may be permitted pursuant to Seller’s terms and conditions appearing on the Amazon.com Site at the time of the applicable order (which terms an conditions will be in accordance with this Agreement) or as may be required under this Agreement; (d) ship Seller Products throughout the continental United States (except to the extent prohibited by Law); (e) provide to Amazon information regarding shipment and order status and tracking as requested by Amazon (including such information as is request by Amazon to process payments based on Seller Product shipment status) using the processes designated by Amazon therefore, and all of which information Amazon may make publicly available; (f) comply with all Street Date instructions; and (g) notwithstanding any other provision of this Agreement, ensure that the entity identified as Seller will include an order-specific packing slip within each Seller Product shipment and the Seller-designated Person (which will not include Amazon or any of its Affiliates) to which a customer may return the applicable Seller Product. Seller will not send customers emails confirming orders or shipments of Seller Products.

2.2

Returns and Refunds. Seller will provide Amazon with Seller’s customer return and refund policies (which will conform with this Agreement and applicable Laws) for display on the Amazon.com Site. Seller will accept and process returns and refunds relating to Seller Products in accordance with this Agreement and such posted policies at the time of the applicable order. Seller will determine and calculate the amount of all refunds (including any taxes, shipping and handling charges or other charges to be refunded) and will route all such refunds through Amazon. Amazon will provide such refunds to the customer (which may be in the same payment from originally used to purchase the applicable Seller Product), and Seller will reimburse Amazon for all amounts to refunded.

Section 3.          Problems with Seller Products

3.1

Delivery Errors and Nonconformities; Recalls. Seller will be solely responsible for: (a) any non-delivery, misdelivery, theft or other mistake or act in connection with the fulfillment and delivery of Seller Products, except to the extent caused by (i) credit card fraud for which Amazon is responsibly under Section 1.4 or (ii) Amazon’s failure to make available to Seller Order Information as the same was received by Amazon or resulting from address verification; and (b) any non-conformity or manufacturing, design, warning or other defect in, or any public or private recall of, any Seller Product. Seller will promptly notify Amazon of any public or private recalls of Seller Products of which Seller has knowledge.

3.2

A-to-z Guarantee and Chargebacks. If Amazon informs Seller that Amazon has received a claim under the “A-to-z Guarantee” offered on the Amazon.com Site as of the Effective Date (or any substantially consistent offer), or any chargeback or other dispute, concerning a Seller Transaction, Seller will deliver to Amazon within

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five (5) business days; (a) proof of delivery of the applicable Seller Product(s); (b) the applicable Amazon order identification number; and (c) a description of the applicable Seller Product(s). If Seller fails to so provide such information, or if the claim, chargeback, or dispute is not caused by (i) credit card fraud for which Amazon is responsible under Section 1.4 or (ii) Amazon’s failure to make available to Seller Order Information as the same was received by Amazon or resulting from addresses verification, then Seller will promptly reimburse Amazon for the amount of the customer purchase (including the Purchase Price all associated shipping and handling charges and all taxes) and all associated credit card association, bank or other payment processing, re-presentment and/or penalty fees associated with the original purchase and any chargeback or refund, in each case to the extent paid or payable by Amazon or its Affiliates.

Section 4.          Parity with Seller Sales Channels. Seller will ensure there is at least parity between offerings through the Seller Sales Channels and Seller Product offerings through the Amazon.com Site by ensuring that at all items subsequent to the Launch Date: (a) Seller is making available for listing for sale via the Amazon.com Site under this Agreement each product offered on the Seller Sales Channels, regardless of whether or not the sale thereof is completed online and including each variation thereof, i.e. all sizes, colors, configurations, etc. (except for Excluded Products and products that Seller is prohibited by Law, contract or the manufacturer, vendor or licensor thereof from offering through the Amazon.com Site, provided that Seller has not encouraged any such prohibition); (b) the Purchase Price and each other term of offer an/or sale of each Seller Product (including associated shipping and handling charges, Shipment Information, any “low price” guarantee, rebate or discount, any free or discounted products or other benefit available as a result of purchasing one or more other products, and terms of applicable return and refund policies) is at least as favorable to Amazon.com users as the most favorable terms upon which such product is offered and/or sold via the Seller Sales Channels, excluding consideration of Excluded Offers; (c) customer service is provided by Seller with respect to Seller Products that is at least as responsive and available and offers at least he same level of support as the most favorable customer services offered in connection with the Seller Sales Channels (provided that Amazon will provide customer service for payment-related issues with respect tot Seller Transactions); and (d) with respect to each Seller Product, Seller provides to Amazon content (subject to Section 7.2), product information and other information under Section 1.1 that is of at least the same quality, completeness, and accuracy as the highest quality and most complete and accurate information displayed in connection with such product on the Seller Sales Channels. Promptly following Seller’s awareness of any non-compliance with clause (b) above, Seller will compensate adversely impacted customers by making appropriate refunds to them in accordance with Section 2.2.

Section 5.          Use of Amazon Transaction Information

5.1

Restrictions. Seller will not, and will cause its Affiliates not to, directly or indirectly (including through a Third Party): (a) sell, barter, disclose or otherwise transfer any Amazon Transaction information (except seller may disclose such information as and only to the extent necessary for Seller to perform its obligations under this Agreement and provided that Seller ensures that every recipient there of uses such information only for such purpose and to such extent and complies with the restrictions applicable to Seller related there to); (b) use any Amazon Transaction Information for any marketing or promotional purposes whatsoever (except as permitted under Section 5.2) or otherwise in any way inconsistent with Seller’s privacy policies or applicable Law; (c) contact a Person that has ordered a Seller Product that has not yet been delivered with the intent to collect any amounts in connection therewith or tin influence such Person to make an alternative purchase; or (d) disparage Amazon, its Affiliates, or any of their respective products or services.

5.2

Permitted Non-Electronic Communications. Seller and its affiliates may use Order Information to send physical (non-electronic) direct-mail marketing and Seller Product shipment insert, provided that: (a) other than with respect to Seller Product shipment inserts, such communications primarily promote or advertise Seller or products sold by Seller; and (b) Seller does not target such communications on the basis of the intended recipient being an Amazon.com user.

5.3

Independent Information. Notwithstanding anything to the contrary in this Section 5, Seller may use data or other information that it has developed or acquired without reference to Amazon Transaction Information for any purpose whatsoever in its sole discretion,, even if such data and information, provided that Seller does not target communications on the basis of the intended recipient being an Amazon.com user.

Section 6.          Compensation

6.1

Referral Fees. With respect to each Seller Transaction, Seller will pay Amazon the applicable percentage of the Sales Proceeds from such Seller Transaction as specified on the cover page of this Agreement. If Seller refunds money to a customer in connection with a Seller Transaction in accordance with Section 2.2 Amazon will refund to Seller with the next remittance under Section 1.3 the portion of the Referral Fee paid by Seller to Amazon that is attributable to the amount of the customer refund (excluding any refunded taxes), less the lesser of ++ (which Amazon may retain as a administrative fee.)

6.2

General. Except as expressly provided otherwise in this Agreement, each Party will be responsibly for all costs and expenses incurred by it in performing its obligations under this Agreement. All payments between the Parties will be remitted through the Automated Clearing Houses (ACH) system to a US bank account established and designated in writing by Amazon or Seller (as applicable). Amazon will reasonably determine Referral Fees applicable to each seller Transaction based on the Seller Product being sold, the referral Fee information on the cover page of this Agreement and Amazon’s reasonable product categorizations. Notwithstanding any other provision of this Agreement: (a) Amazon may withhold or deduct from the offset against any amounts to be remitted or paid by Amazon to Seller under this Agreement any amounts payable by Seller to Amazon or its Affiliates (in reimbursement or otherwise); and (b) Amazon reserves the right to invoice Seller for amounts due and not otherwise paid to Amazons or its affiliates under this Agreement, and Seller will promptly pay Amazon such amounts within thirty (30) days after receipt of invoice therefore; provided that the foregoing will not limit Seller’s rights to pursue any good faith dispute with Amazon concerning whether any mounts are payable or due. The Parties consideration for advertising services and intangible rights granted by Amazon to Seller hereunder as follows: 3% to advertising services, and 97% to intangible rights.

Section 7.          Proprietary Rights and Licenses

7.1

Reservation of Rights. Each Party reserves all right, title and interest in and to its Intellectual Property Rights and, except as

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expressly set forth in this Agreement, no right or title to or ownership of either Party’s Intellectual Property Rights is transferred or licensed pursuant to the Agreement.

7.2

Content License. Seller hereby grants to Amazon a royalty-free, non0-exclusive, worldwide, perpetual, irrevocable right and license, which Amazon may sublicense only to Amazon’s Affiliates and owners and operators of Amazon Associated Properties, to: (a) use, reproduce, perform, display and distribute on the Amazon.com Site and on Amazon Associated Properties, and in advertising and other marketing communications promoting the Amazon.com Site or Seller Products, any Content (including any Trademarks that consist of text or that are embedded or incorporated into such Content, e.g. a logo in a product image) provided or made available by Seller or is Affiliates to Amazon or its Affiliates; and (b) adapt, modify, re-format and create derivative works of such Content which derivative works are also subject to the license set for the in clause (a). Notwithstanding Section 4, Seller will have no obligation under this Agreement to provide or make available any Content for which it cannot grant the rights and licenses granted to Amazon under this Section 7.2.

7.3

Trademark License. Seller hereby grants to Amazon a royalty-free, non-exclusive, worldwide, irrevocable (except as provided below) right and license during the Term and which Amazon.com may sublicense only to its Affiliates, to use, reproduce, perform,, display and distribute on the Amazon.com Site, and in advertising and other marketing communications promoting the Amazon.com Site or Seller Products, and Trademarks made available by Seller or its Affiliates to Amazon.com or its Affiliates. Notwithstanding Section 11.1, that following restrictions will apply to Trademarks licensed under this Section 7.3 other than Trademarks embedded or incorporated into a product image: (a) neither Amazon nor any of its Affiliates will alter any such Trademarks from the form provided by Seller or its Affiliates (except to re-size to the extent necessary for presentation, so long as the relative proportions remain the same); (b) advertising and other marketing communications by Amazon concerning Seller Products and which features such Trademarks will be subject to Seller’s approval (other than the uses on the Amazon.com Site or in emails in which the use of such Trademarks therein is automatically generated); and (c) Amazon will comply with Seller’s removal requests as to specific uses of such Trademarks (provided that Amazon will be relieved of any obligations requiring any such uses). Notwithstanding the foregoing, nothing in this Agreement will be construed as restricting Amazon from suing any Trademark in a manner permitted under applicable Law without a License from Seller (e.g., fair use or referential use, or valid license from a third party). All goodwill arising out of any use of any of Seller’s or its Affiliates’ Trademarks by, through or under Amazon will inure solely to the benefit of Seller and its Affiliates.

Section 8.          Representations; Indemnity

8.1

Representations. Each Party represents and warrants to the other that; (a) it is a Person duly organized, validly existing and in good standing under the laws of, and whose principle place of business is located within, a state of the United States; (b) it has all requisite right, power and authority to enter into this Agreement and perform its obligations and grant the rights, licenses and authorization it grants hereunder; (c) this Agreement has been duly authorized, executed and delivered by such Party, and constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms; and (d) it will comply with all applicable Laws in its performance of its obligations and exercise of its rights under this agreement.

8.2

Indemnification. Each of Amazon and Seller (as applicable, the “Indemnifying Party”) will defend, indemnify and hold harmless the other Party (the “Indemnified Party”) and its Affiliates (and their respective employees, directors and representatives) from and against any and all claims, costs, losses, damages, judgments, penalties, interest and expenses (including reasonable attorney’s fees) arising out of any Claims o the extent such Claim is based on: (A) any actual or alleged breach of any term of this Agreement by the Indemnifying Party; (b) in the case of Seller as the Indemnifying Party, the Seller Sales Channels, Seller Products (including the offer, sale, fulfillment, refund, or return thereof), Seller Materials, any actual or alleged infringement of any Intellectual Property Rights by any of the foregoing (but excluding, with respect to all defense, indemnification and hold harmless obligations of Amazon, any Claim based on the items referenced in the foregoing clause (b) of this Section 8.2).

8.3

Procedure. In connection with any Claim described in this Section 8., the Indemnified Party will: (a) give the Indemnifying Party prompt written notice of the Claim (provided that any delay in notification will not relieve the Indemnifying Party of its obligations hereunder except to the extent that the delay impairs its ability to defend); (b) cooperate reasonably with the Indemnifying Party (at the Indemnifying Party’s expense) in connection with the defense and settlement of the Claim; and (c) permit the Indemnifying Party to control the defense and settlement of the Claim, provided that the Indemnifying Party may not settle the Claim without the Indemnified Party’s prior written consent (which will not be unreasonably withheld or delayed), and provided further that the Indemnified Party (at its cost) ma participate in the defense and settlement of the Claim with counsel of its own choosing.

Section 9.          Disclaimers and Limitations

9.1

Disclaimers. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NETHER PARTY MAKES, AND EACH PARTY HEREBY WAIVES AND DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OR TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY SPECIFICALLY WAIVES AND DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING (A) THE OPERATION OF THE AMAZON.COM SITE, (B) THE AMOUNT OF SALES PROCEEDS OR OTHER REVENUES THAT MAY OCCUR DURING THE TERM, AND (C) ANY ECONOMIC OR OTHER BENEFIT THAT THE OTHER PARTY MIGHT OBTAIN THROUGH ITS PARTICIPATION IN OR PERFORMANCE UNDER THIS AGREEMENT.

9.2

Limitations. EXCEPT TO THE EXTENT ARISING OUT OF ANY BREACH OF SECTION 5, NEITHER PARTY WILL BE LIABLE (WHETHER IN CONTRACT, WARRANTY, TORT, (INCLUDING NEGLIGENCE, PRODUCT LIABILITY OR OTHER THEORY) OR OTHERWISE) TO THE OTHER

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PARTY OR ANY OTHER PERSON FOR COST OF COVER, RECOVERY OR RECOUPMENT OF ANY INVESTMENT MADE BY EITHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THE AGREEMENT, OR FOR ANY LOSS OF PROFIT, REVENUE, BUSINESS, OR DATA OR PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH COSTS OR DAMAGES. EXCEPT FOR LIABILITIES UNDER SECTION 8.2 OR TO THE EXCEPT ARISEN OUT OF ANY BREACH OF SECTION 5, NEITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN FOR SUMS PAYABLE OR TO BE REIMBURSED PURSUANT TO THE EXPRESS TERMS OF THE AGREEMENT) WILL EXCEED ONE HUNDRED THOUSAND DOLLARS ($100,000).

Section 10.          Term and Termination

10.1

In General. The term of this Agreement will commence on the Effective Date and end on the 3rd anniversary of the Launch Date (the “Term”). Either Party may terminate the Term by written notice to the other Party if the other Party materially breaches its obligations hereunder, provided that (i) the non-breaching Party first sends written notice to the breaching Party in accordance with Section 11.6 describing the breach with reasonable particularity and referencing the specific Section(s) of this Agreement breached and declaring intent to terminate the Term on the basis of such breach in accordance with this Section 10.1; and (ii) the breaching Party does not cure the breach within 30 days following its receipt of such notice. Notwithstanding the foregoing, the cure period described in clause (ii) above will not apply in the event of a material breach of Section 5, and in such event the non-breaching Party may terminate the Term immediately.

10.2

Effect of Termination. Upon any termination of the Term, all rights and obligations of the Parties under this Agreement will be extinguished, except that (i) the rights and obligations of the Parties under Sections 1.3, 1.4, 2, 3, 4, and 6 with respect to the Seller Transactions occurring during the Term, and (ii) the rights and obligations of the Parties under Sections 5, 7.1, 7.2, 8, 9, 10.2, 11 and 12 generally, in each case will survive the termination or expiration of the Term.

Section 11.          Miscellaneous.

11.1

Control of Site. Notwithstanding any provision of this Agreement (other than the restriction in Section 7.3 relating to certain Trademarks), Amazon will have the right, in its sole discretion, to determine the content, appearance, design, functionality and all other aspects of the Amazon.com Site (including the right to re-design, modify, remove and alter the content, appearance, design, navigation, functionality and other aspects of the Amazon.com Site and/or any page, element, aspect, portion or feature thereof, from time to time) and to delay or suspend listing of, or to refuse to list or to de-list, any or all products in its sole discretion.

11.2

Insurance. Seller will, at its expense, prior to the Launch Date obtain, and hereafter throughout the Term maintain, Commercial General, Umbrella and/or Excess Liability Insurance that is primary to any carried by Amazon or its Affiliates and with limits of at least the Required Minimum, covering liabilities caused by or occurring in conjunction with the operation of Seller’s business, including products, products/completed operations, bodily injury, personal injury, broad form property damage and broad form contractual coverage. The policy(ies) under which such insurance is provided must name Amazon and its Affiliates and assignees as additional insureds, be on an occurrence basis, and contain a provision requiring 30-day advance written notice of cancellation or no-renewal to Amazon at the following address: c/o Amazon, P.O. Box 81226, Seattle, WA 98108-1226, Attention: Risk Management. At Amazon’ request, Seller will provide to Amazon at the foregoing address certificates of insurance for the coverage required by this Section 11.2. This existence of insurance policies will not relieve or limit any obligations under this Agreement.

11.3

Tax Matters. As between the Parties and without limiting either Party’s responsibilities under the Tax Services Attachment to this Agreement, Seller will be responsible for the collection and payment of any and all Seller Taxes.

11.4

Press Releases and other Communications. Neither Party will, without the other Party’s prior written consent, issue any press releases, or otherwise make any public statements or communications regarding this Agreement, its terms, the relationship of the Parties, or Seller Transactions.

11.5

Performance through Affiliates; Assignment. Either Party may: (a) perform any of its obligations under this Agreement through one or more of its Affiliates; and (b) assign this Agreement to an Affiliate, or in connection with any merger, consolidation, reorganization, sale or similar transaction involving all or substantially all of its assets relating to this Agreement, with the effect that the Agreement will be binding on and enforceable by such assignee; provided that with respect to each of clauses (a) and (b), each Party will remain liable for such obligations and this Agreement to the extent not performed by such Affiliates or assignees, as applicable. Neither Party ma assign this Agreement other than as permitted under clause (b) above without the other Party’s prior written consent.

11.6

Notices. Except for the notices for which an alternative procedure is identified in this Agreement, to be effective, any notice under this Agreement given by either Party to the other Party must be in writing and must be sent to the intended recipient by prepaid registered mail, receipted commercial courier, or electronically receipted facsimile transmission, at its address(es) or facsimile number(s) and to the attention of the officer(s) specified in the other Party’s notice section of the cover page of this Agreement. Either Party may from time to time change such information by giving the other Party notice of such change in accordance with this Section 11.6. Notices under this Agreement will be effective only upon delivery to the intended recipient.

11.7

Independent Contractors. The Parties are independent contractors, and this Agreement will not be construed to create a partnership, joint venture or employment relationship between them. Neither Party will represent itself to be an employee or agent of the other, and neither Party will enter into or purport to enter into any agreement or legally binding commitment on the behalf of or in the name of the other Party or the other Party’s Affiliates.

11.8

Nonwaiver. To be effective, an waiver by a Party of any of its rights or the other Party’s obligations under this Agreement must be made in a writing signed by the waiving Party. No failure or forbearance by either Party to insist upon or enforce performance of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement or otherwise constitutes a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision, right, or remedy in that or any other instance; rather, the same will be and remain in full force and effect.

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11.9

Headings; Construction. The headings of Sections and subsections of this Agreement are for convenience of reference only and are not intended to affect the interpretation or construction of any provision of this Agreement. In resolving any dispute or construing any provision hereunder, there will be no presumptions made ore inferences drawn (i) because one of the Parties (or its representatives) drafted the Agreement, or (ii) because of the drafting history of the Agreement, and each Party hereby waives application of, and any rights under, and Law that would require the interpretation of any ambiguities in this agreement against the Party that drafted it. Whenever used in this Agreement, unless otherwise specified the terms “includes”, “including”, “e.g”, “for example”, “for instance” and other similar terms are deemed to include the term “without limitation” immediately thereafter.

11.10

Choice of Law; Jurisdiction. This Agreement will be governed by the Laws of the State of Delaware, without reference to its choice of Laws rules. Any dispute relating to the Agreement will be submitted to confidential arbitration in a place to be agreed between the Parties, expect that either Party may seek injunctive relief in any court of competent jurisdiction. Arbitration under this Agreement will be conducted under the rules then prevailing of the American Arbitration Association. Any arbitrator’s award will be binding and may be entered as a judgment in any court of competent jurisdiction. To the fullest extent permitted by applicable Law, no arbitration under this Agreement will be joined to an arbitration involving any other Person, whether through class arbitration proceedings or otherwise.

11.11

Suggestions. Seller or any of its affiliates may elect to provide or make available suggestions, comments, ideas, improvements, or other feedback or materials to Amazon or any of its Affiliates in connection with or related to: (a) the Amazon.com site, including any Technology utilized within or in connection with the Amazon.com site or any other website operated by or for Amazon or its Affiliates (including Amazon’s specifications related to the listing, sale and/or fulfillment of products (e.g., product feeds, inventory availability feeds, returns, and refund processing feeds, etc.) and any other Technology utilized in connection with the transmission, receipt or processing of any such information): or (b) any method or other means by which a Person may make available for sale, offer or sell products or services through the because of the drafting history of the Agreement. Amazon will bee free to use, disclose, reproduce, modify, license, transfer and otherwise distribute, and exploit any of the foregoing information or materials in any manner.

11.12

Cumulative Rights, Remedies and Obligation. Except as may be otherwise expressly provided herein: (a) the rights, remedies and obligations of the Parties hereunder are cumulative and are not intended to be exclusive of any other right, remedy or obligation now or hereafter provided hereunder or by Law or in equity; and (b) the election of any one or more available remedies by either of the Parties will not constitute a waiver of the right of such Party to other available remedies.

11.13

No Exclusivity; Competition. Each Party acknowledges and agrees that the rights granted to and obligations due to the other Party in this Agreement will be deemed or construed to prohibit either Party from engaging in or participating with one or more third parties in business arrangements similar to or competitive with those described herein except to the extent that the same would breach the express terms of this Agreement.

11.14

Entire Agreement; Amendment. This Agreement represents the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written agreements and understandings regarding such subject matter. If information regarding a “Previous Agreement” is specified on the cover page of this Agreement” so identified and all amendment thereto will be terminated and such agreement and amendments will have no further force or effect except those terms expressly contemplated therein to survive termination. This Agreement may be amended or modified only by: (a) a written instrument signed by a duly authorize agent of each Party; or (b) an electronic document that is presented to Seller by Amazon and agreed to by Seller via a specific and affirmative act in an online format.

12.

Definitions. Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meaning;

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with that Person.

“Amazon Associated Property” means any website or other service, feature or online point of presence through which the Amazon.com Site and/or products or services available there on are syndicated, offered, merchandised, advertised or described.

“Amazon.com Site” means that website, the home page of which is identified by the URL www.amazon.com, and any successor or replacement website. For the avoidance of doubt, the “Amazon.com Site” does not include any other websites maintained by or for Amazon or its Affiliates, or any websites that may be linked to or from the Amazon.com Site

“Amazon Transaction Information” means, collectively, Order Information, and any other data or information acquired by Seller or its Affiliates from Amazon or its Affiliates, or otherwise as a result of this Agreement, the transactions contemplated hereby at the Parties’ performance hereunder.

“Claim” means any claim, action, audit, investigation, inquiry or other proceeding brought or instituted against a Party and/or one or more of its Affiliates (and /or one or more of its or their respective employees, directors or representative(s) by a Person other than: (a) an Affiliate of that Party; or (b) the other Party).

“Content” means copyrightable works under applicable Law.

“Excluded Offer” means any discount, rebate or other promotional offer that Seller: (a) has attempted to make available through that Amazon.com Site but that Amazon does not honor or support (but only until such time as Amazon honors or supports the same); or (b) makes available solely to Third Parties that either (i) purchase products solely for resale and who are not end users of such products (i.e., wholesale purchasers), or (ii) have affirmatively elected and opted-in to participate in Seller’s and/or one of its Affiliates’ membership-bases customer loyalty or customer incentive programs.

“Excluded Products” means: (a) alcoholic beverages; (b) cigars, cigarettes, or other tobacco products; (c) guns intended to provide lethal force (and related gun parts, kits and ammunition), mace, black powder and other explosives; (d) any drug, vitamin, herbal product or similar substance which requires a doctor’s or other health care provider’s prescription as a prerequisite for purchase; (e) any product that contains ingredients regulated under applicable Law; (f) any Toys, Children’s or

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Baby Products; (g) ‘sex and sensuality’ products; (h) loose gemstone products; (i) any jewelry (including watch) product for which Seller either is not an “authorized reseller” (as designated by the product’s manufacturer or distributor), or does not provide to customers the manufacturer’s standard warranty therefore; and (j) any other types of products that in Amazon’s discretion are not supported for sale through the Amazon.com Site pursuant to this Agreement; provided that an Excluded Product will cease to be an Excluded Product at such time as Amazon informs Seller thereof.

“Intellectual Property Right” means any patent, copyright, Trademark, moral right or trade secret right and any other intellectual property right arising under any Laws and all ancillary and related right, including all rights of registration and renewal and causes for action for violation, misappropriation or infringement of any of the foregoing.

“Launch Date” means the date on which Amazon first lists a Seller Product for sale on the Amazon.com Site, provided that if a “Renewal Effective Date” is specified on the cover page of this Agreement, then the Launch Date means the Effective Date.

“Law” means any law, ordinance, rule regulation, order, license, permit, judgment, decision or other requirement, now or hereafter in effect, of any governmental authority of competent jurisdiction.

“Order Information” means, with respect to any Seller Product sold through the Amazon.com Site, the following information: the name of the customer, customer email addresses, the name of the recipient, the shipping address, the quantity to be shipped, and any special comments included by Amazon in its discretion.

“Person” means any individual, corporation, partnership, limited liability Company, governmental authority, association, joint venture, division or other cognizable entity, whether or not having distinct legal existence.

“Purchase Price” means the total amount payable or paid for a Seller Product (excluding taxes and shipping and handling charges).

“Referral Fees” means the amounts payable by Seller under Section 6.1.

“Remittance Calculation Date” is defined in Section 1.3.

“Required Minimum” means $1 million per occurrence/aggregate; provided that “Required Minimum” means $5 million per occurrence/aggregate if Seller Products at any item include products of any of the following types: children’s or infant’s clothing and/or sleepwear; automotive brakes or related accessories; baby carriages, walkers or stroller’s seasonal decorations; consumable products (e.g. fresh produce or frozen items); over-the-counter or prescription medication; medical devices or health-care equipment; power tools, including welding and soldering tools; alarms or escape equipment; heating products (including stoves, heaters, furnaces) and accessories; indoor or outdoor lighting products or accessories; BB guns, BBs, pellets (gas, air or spring loaded) or similar products; life safety equipment for recreational sports and activities (e.g. mountain/rock climbing); inflatable products for water skiing, tubing or surfing; power lawn and landscaping equipment; electric trains, cares and similar products and accessories; projectile or flying toys; toy chests and boxes; children’s tricycles, wagons and other ride-on toys; automatic doors and door openers; or fertilizers, pesticides and similar products.

“Required Product Information” means, with respect to each Seller Product, the following (except to the extent expressly not required under Amazon published guidelines): (a) description; (b) SKU and UPC numbers and other identifying information as Amazon may reasonably request; (c) information regarding in-stock status and availability, shipping limitations or requirements, and Shipment Information (in each case, in accordance with any categorizations prescribed by Amazon from time to time); (d) categorization within each Amazon product category and browse structure are prescribed by Amazon from time to time; (e) digitized image that accurately depicts only the Seller Product and does not include any additional logos, text or other markings; (f) Purchase Price; (g) shipping and handling charge (in accordance with Amazon’s standard functionality therefore), provided that Amazon, and not Seller, will determine shipping and handling charges for Specified Media Products; (g) any text, disclaimers, warning, notices, labels, or other content required by applicable Law to be displayed din connection with the offer, merchandising, advertising or sale of the Seller Product; (i) any vendor requirements, restocking fees or other terms and conditions applicable to such product that a customer should be aware of prior to purchasing the product; (j) brand; (k) model; (l) product dimension; (m) weight; (n) a delimited list of technical specifications; (o) SKU and UPC numbers (and other identifying information as Amazon may reasonably request) for accessories related to the Seller Product that are available in Amazon’s catalog; and (p) any other information reasonably requested by Amazon (e.g., the condition of used or refurbished products).

“Sales Proceeds” means the gross sales proceeds from any Seller Transaction, including all shipping and handling, gift wrap and other charges collected by Amazon or its Affiliates applicable with respect thereto, but excluding any taxes separately stated and charged.

“Seller Materials” means all Trademarks, Content, Required Product Information, information, data, materials, and other items provided or made available by Seller or its Affiliates to Amazon or its Affiliates.

“Seller Product” means any product that is made available for listing for sale, offered for sale, or sold by Seller through the Amazon.com Site pursuant to this Agreement.

“Seller Sales Channels” means the website(s) and catalog(s) specified on the cover page of this Agreement, together with any other website operated by or on behalf of Seller that is primarily branded the same as any ‘storefront’ on the Amazon.com Site featuring Seller Products and any successor replacement of any of the foregoing websites and catalogs.

“Seller Taxes” mean any and all sales, use, excise, import, export, values added and other taxes and duties assessed, incurred or required to be collected or paid for any reason in connection with any advertisement, offer or sale of products by Seller on or through the Amazon.com Site, or otherwise in connection with any action, inaction or omission of Seller or its Affiliates or their respective employees, agents, contractors or representatives.

“Seller Transaction” means any sale of a Seller Product through the Amazon.com Site.

“Shipment Information” means, with respect to any Seller Product, the estimated or promised shipment and/or delivery date.

“Specified Media Product” means any book, magazine or other publication, sound recording, video recording and/or other media product in any format, including any subscription therefore, for which

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Seller-determined shipping and handling charges functionality is not provided.

“Street Date” means the date(s) if any, specified by the manufacturer, distributor and/or licensor of a product as the date before which specified information regarding such product (e.g., title of book) should not be disclosed publicly, or such product should note be delivered or otherwise make available to customers.

“Technology” means any: (a) ideas, procedures, processes, systems, methods of operation, concepts, principles and discoveries protected or protectable under the Laws of any jurisdiction; (b) interfaces, protocols, glossaries, libraries, structured XML formats, specifications, grammars, data format, or other similar materials; and (c) software, hardware, code, technology or other functional items.

“Term” is defined in Section 10.1.

“Third Party” means a Person other than a Party or a Party’s Affiliate.

“Toys, Children’s or Baby Products” means: (a) toys and games of any kind, including any entertainment products primarily designed for used by children (other than books, music and video (in any format or medium), sporting goods and electronics (including video games, bubbles, character playsets, construction toys, dolls and accessories, Easter baskets, electronic games, (other than video game software), electronic learning aids, environmental playsets, gardening and sand toys, specialty learning toys, specialty education toys, Halloween costumes, infant preschool, inflatable, interactive candy, junior wheeled goods, key chains, kid backpacks, kid communications, kid dress up (other than apparel), kid telephones (other than consumer electronics products), kid tents and playhouses, kitchen and cooking toys, kites and modeling and hobbies, music toys, outdoor toys, pool and water toys, puzzles, radio and remote control, ride-ons, road race and train sets and rockets, role play toys and costume, school supplies, science kits, scooters and accessories, skateboards and accessories, snow toys and soft toys (plush), stickers, toy collectibles, toy vehicles, trading cards and walkie talkies (other than consumer electronics products); and (b) baby products, meaning, any non-apparel products designed for use by or in connection with individuals under three (3) years of age, including travel yards, strollers, hi-chairs, swings, walkers, exercise, car seats, bassinets, travel systems, safety products, nursery monitors, bottles, cups, breast feeding products, nipples, pacifiers, rattles, tethers, infant toys, Infant HBA, thermometers, vaporizers/humidifiers, toy boxes, toy chests, toddler beds, infant gift sets, diaper bags, bibs, cribs, infant mattresses, gliders, mobiles, step stool, & booster, bed rails, carriers, potty seats, head supports, bouncers and gates, and bath accessories such as baby bath seats, but excluding apparel products, including infant underwear and booties, baby hampers, baby bedding, and baby food, drink, formula, hygiene and care products, including diapers and baby wipes.

“Trademark” means any trademark, service mark, trade dress (including and proprietary “look and feel”), trade name, other proprietary logo or insignia or other source of business identifier, protected or protectable under any Laws.

“URL Marks” means any Trademark, or any other logo, name, phrase, identifier or character string, that contains or incorporates any top level domain (e.g., com, edu, .fr, .jp) or any variation thereof (e.g., dot com, dotcom, net, or com).

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ATTACHMENT TO MERCHANTS@AMAZON.COM PROGRAM AGREEMENT

Tax Services

Without limiting Seller’s obligations under Section 11.3 of the Agreement, Amazon will perform certain services as set forth in this Attachment. All communications between the parties and their respective Affiliates with respect to this Attachment will be sent via the methodologies designated by Amazon therefor.

1.

Collection Settings. Prior to the Launch Date, Seller will provide to Amazon, in a format and structure defined by Amazon, the following information (collectively, and as many be updated by Seller as contemplated below, the “Collection Settings”): (a) all U.S. state and local jurisdictions for which Seller wishes to collect sales and use taxes with respect to Seller Transactions; (b) whether or not Seller wishes to collect sales and use taxes on shipping and handling charges for Seller Transactions; and (c) any related information reasonably requested by Amazon.

2.

Review and Approval of Settings, Rule and Methodology. After receiving the Collection Settings, Amazon will provide Seller with access to: (a) a summary of Seller’s Collection Settings (the “Collection Settings Report”); and (b) the Amazon sales and use tax collection mechanism (the “Tax Engine”) product taxability rules and associated product tax codes (the “Product Tax Codes”), together with the methodologies then-employed by the Tax Engine (such rules, codes and methodologies collectively, and as many be changes by Amazon as contemplated below, the “Tax Rules”), in each case for the Seller’s review and approval. The Collection Settings will not be implemented unless reflected in a Collection Settings Report with respect to which Amazon has received Seller’s approval. By using product Tax Codes as contemplated in this Attachment. Seller acknowledges its continuing approval of the Tan Rules and the Collections Settings set forth in the Collection Settings Report last approved by Seller.

3.

Changes to Collections Settings. Seller may change the Collection Settings by submitting such changes to Amazon. No such change will be implemented until Amazon has provided an updated Collection Settings Report reflecting such changes and received Seller’s approval thereof.

4.

Changes to Tax Rules. Amazon may change the tax Engine and/or Tax Rules in its sole discretion, provided the prior to such changes becoming effective, Amazon will communicate to Seller and changes to the Tax Rules together with their effective date. Seller will review and such changes, and acknowledges that by continuing to use Product Tax Codes as contemplated in this Attachment. Seller accepts any changes by Amazon to the Tax Engine and/or Tax Rules.

5.

Amazon Product Tax Codes. With respect to each Seller Product, Seller will include with the Required Information it provides to Amazon a reference to one (1) of the Product Tax Codes within the then-effective Tax Rules. If there is no Product Tax Codes that, based on the Seller’s reasonable good faith determination, would result in proper tax collection with respect to sales of the applicable Seller product, then Seller may submit to Amazon a proposed product taxability rule that Seller has reasonably determined would result in proper tax collection. Amazon may elect in its sole discretion whether or not to configure the Tax Engine to reflect any rule submitted by Seller. If Amazon so elects, it will inform Seller of the same. If Amazon does not so elect, then Seller may, as its sole and exclusive remedy therefore, deem the applicable Seller Product to be and Excluded Product.

6.

Collection. As a Service to Seller, Amazon will collect U.S. sales and use tax amounts on Seller Transactions based on the Product Tax Codes properly included by Seller with the Required Product Information in accordance with Section 5 of this Attachment. And as determined by the Tax Engine in accordance with the then-effective Tax Rules and Seller’s Collection Settings summarized in the Collection Settings Report last approved by Seller. For the avoidance of doubt, Amazon will have no obligation to: (a) commence collecting amounts with respect to Seller Transactions Pursuant to this Section 6 prior to it’s receipt of Seller’s approval of the Collection Settings Report and the tax Rules, each as contemplated in Section 2 of the Attachment: (b) collect any amounts pursuant to this Section 6 with respect to any Seller Product for which Seller has not properly provided to Amazon as appropriate Product Tax Code and (c) commence collecting amounts in accordance with changes made by Seller to its Collection Settings prior to Amazon’s receipt of Seller’s approval of a Collection Settings Report reflecting such changes. Amazon may commence collecting amounts in accordance with its own changes to the Tax Engine and/or Tax Rules after the effective date thereof.

7.

Remittance. Amazon will remit to Seller on a weekly basis all amounts collected by Amazon or its Affiliates pursuant to this Attachment but not previously remitted to Seller as of the Remittance Calculation Date. Seller agrees to accept the amounts payable to its pursuant to this Attachment as full satisfaction of Amazon’s obligation under this Attachment.

8.

Disclaimers. Amazon hereby specifically disclaims any responsibility for or obligation to verify, and makes and gives no representations, warranty, guarantee, advice or guidance regarding, and Seller hereby acknowledges and agrees that no communications of any kind at any time between the parties or their respective Affiliates in connection with the Agreement (including and Tax Rules or communications regarding the same) are, will be or will be considered or deemed to be, representations, warranties, guarantees, advice or guidance on any kind regarding (a) the accuracy of the Tax Rules, or of the tax jurisdiction assignment functionality or tax rates used by the Tax Engine; (b) the use of any Product Tax Code in connection with any Seller products; or (c) whether or not the amounts collected by Amazon pursuant to this Attachment will fulfill Seller’s Transactions.

9.

Acknowledgements. Seller hereby acknowledges and agrees that: (a) Seller will rely solely on its independent determinations concerning the matters described in this Attachment; (b) the Tax Engine will note calculate (nor will Amazon collect) any federal, state, or local product-based excise taxes or any fees or surcharges; (c) the Tax Engine will not support sales and use tax exemptions based upon either the identity of a Person and/or the intended use of the product by any person; and (d) Seller will remain solely responsible for any non-U.S. taxes and duties (including the collection and payment thereof).

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